EXHIBIT 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 15th day of June 2004, by and between Pharmasset, Inc., a Georgia corporation (the “Company”), and Peter Schaefer Price (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Employee on a full-time basis, and Employee desires to be so employed by the Company on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Employment.

1.1 Employee’s title and duties as employee are set forth on Exhibit A attached hereto. Employee shall perform such duties subject to the direction, supervision, and performance review of the Board of Directors of the Company.

1.2 Employee represents and warrants to the Company that this Agreement does not violate or breach, and Employee’s performance of Employee’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Employee is subject or bound. Employee represents, warrants, covenants and agrees that Employee will not during Employee’s employment by the Company, improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

1.3 Employee represents that Employee has not been debarred or received notice of any action or threat with respect to a debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a). Employee agrees promptly to notify the Company upon receipt of any such notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to such effect.

2.	Term of Employment.

2.1 Subject to the terms and provisions set forth below in this Section 2, the term of Employee’s employment will begin on June 15, 2004. Employee’s employment hereunder shall be at will. Employee’s employment can be terminated by Employee or by the Company with or without advance notice, at any time, and for any reason not prohibited by law.

2.2 Employee’s employment hereunder shall automatically terminate upon the death of Employee.

2.3 Employee agrees to abide by the policies, procedures, and guidelines contained in the Company employee handbook, to be presented to Employee at his/her start date. The content of this handbook shall be reviewed and updated by the Company management on a regular basis.

2.4 The Company may terminate the employment of Employee under this Agreement in the event of Employee’s disability. “Disability” means the inability of Employee to perform those duties and responsibilities which are the essential functions of Employee’s position for a period of 90 consecutive calendar days due to illness, accident or any other physical or mental incapacity.

2.5 The Company may immediately terminate Employee’s employment hereunder for Cause upon notice of termination to Employee with such Cause being specified in such notice. As used herein, “Cause” shall mean (a) Employee’s act or acts amounting to gross negligence or moral turpitude which are detrimental to the Company; (b) Employee’s fraud or embezzlement of funds or property; (c) Employee’s conviction of or pleading guilty to a felony not involving traffic or administrative sanctions; (d) Employee’s failure to observe or perform any material covenant, condition, or provision of this Agreement or of the Company’s written policies, and when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure is given to Employee by the Company; or (e) Employee’s performance of substantial and continued business services for any other person or entity without the prior written consent of the Chairman of the Board of Directors. Employee shall specify any existing business services for other persons or entities (Exhibit D) and under no circumstances shall the performance of such business services for any other person or entity take precedence or priority over conducting and completing work on behalf of the Company in a timely manner.

2.6 In the event Employee is terminated without Cause (involuntarily or voluntarily) or voluntarily for Good Reason within 18 months following a Change in Control of the Company, the Company or its successor-in-interest shall (i) accelerate the vesting of all stock options granted to Employee by Company, including those granted after the date of this Agreement; and (ii) pay to Employee a lump sum severance package equal to one and one-half (1.5x) times Employees current annual Base Salary, plus the amount of employee benefits that would otherwise be payable on Employee’s behalf prior to the expiration of the term of employment hereof; and (iii) salary, bonus, and benefits continuation for one year. Change in Control means any transaction including a merger or other reorganization of the Company or acquisition of the Company’s shares, if the holder’s of Company’s voting stock owns less than 50% of the voting stock of the purchaser or surviving entity. Change in Control also includes a sale of substantially all the Company’s assets. Good Reason means a reduction in Employee’s overall level of responsibility, requiring Employee to report to anyone other than the Board of Directors, or the elimination of any of Employee’s current principal duties. Employee’s continued employment shall in no regards constitute his waiver of his right to terminate for Good Reason.

2.7 If Employee is terminated by the Company without Cause prior to a Change of Control or after 18 months following a Change of Control, the Company or its successor- in-interest shall (i) vest 12 months of stock options granted to Employee by Company, including those granted after the date of this Agreement and (ii) pay to Employee Base Salary, bonus, and benefits continuation for one year from the date of written Notice by the Company or its

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successor- in-interest. For clarity compensation due with regards to this section 2.7 shall not be payable in the event compensation is due under 2.6 above.

2.8 Upon termination of employment, all obligations of the Company under this Agreement shall terminate except with respect to any payment due under Section 2.6 or 2.7 above, reimbursement of expenses to which the Employee would have been entitled under this Agreement, and any benefits to which Employee would have been entitled upon termination pursuant to any benefit plan.

3.	Compensation.

3.1 For all services which Employee renders to the Company, Employee shall receive from the Company a monthly base salary (the “Base Salary”) of US$25,000.00 based upon full-time employment. The Base Salary will be reviewed by the Board of Directors on an annual basis, on or about June of each year. Future compensation adjustments will be based upon merit, productivity, performance, and your accomplishments on behalf of the Company.

3.2 Subject to evaluation and approval by the Board of Directors of the Company, and in addition to Employee’s Base Salary, Pharmasset will offer Employee a performance bonus of thirty percent (30%) of Employee’s annual Base Salary, for which Employee will be eligible for a full bonus twelve months from the Effective Date of this Agreement. The performance objectives will be developed and approved by Board of Directors prior to the commencement of Employee’s employment and appended to this Agreement at such time as they are finalized, but in no event later than 60 days following the date of this Agreement.

3.3 The Company may, at its sole discretion, establish additional performance-based equity incentive or bonus programs in which Employee will participate.

3.4 In a separate agreement, the Company shall grant to Employee a to be determined combination of qualified and non-qualified common stock options equivalent to four percent (4.0%) of the fully-diluted outstanding shares of the Company following the close of the Series D financing. For your information, the Company currently has 14,883,593 fully diluted shares outstanding and anticipates approximately 23,384,583 fully diluted shares outstanding after the closing of the Series D round of financing.

3.5 In addition, you will be eligible for on-going annual grants of stock options.

3.6 The options will be granted to you pursuant to the Company’s 1998 Stock Plan (as amended in 2004).

3.7 The strike price for these stock options will be at the current fair market value for the Company’s common stock as of the completion of the Series D financing. The Company’s common stock is not publicly traded. As a result, in valuing the Company’s common stock, the Company considers the pricing of private equity sales, company specific events, independent valuations, economic trends and the rights and preferences of the security being valued. At present, the Compensation Committee of the Board of Directors is in the process of establishing

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a new fair market value for its common stock. It anticipates the common stock will be priced at a discount to the Preferred D shares of approximately forty percent (40%). The ultimate determination of the discount will be made upon consultation with the Compensation Committee according to the process described below. These options will vest pursuant to a four (4) year vesting schedule, with 12/48ths vesting upon the first anniversary of the Effective date, and 3/48ths vesting quarterly thereafter.

3.8 Upon commencement of Employee’s employment, Employee will be responsible for having an analysis completed on the post Series D valuation of the Company’s common stock and make a recommendation to the Compensation Committee for their approval and Board approval. At that time, Employee will also present an analysis of the impact to the Company for issuing qualified and non-qualified stock. In this analysis, Employee will also present a recommendation for the allocation of Employee’s stock option grant between qualified and non-qualified options. As Employee will be an employee of the Company, the Company anticipates that the Employee will present a fair and balanced recommendation on both of these issues, keeping in mind the precedent being set for future recruitment and the potential financial disclosure of these decisions in an S-1.

3.9 Upon the Company’s successful completion of an IPO while under Employee’s leadership, Employee will be granted an additional 100,000 non-qualified common stock options at a strike price equal to the IPO price. These options will be fully vested at the time of their grant.

4.	Benefits.

4.1 During the term of this Agreement, the Company shall provide Employee with the benefits listed on Exhibit B attached.

4.2 Employee shall be entitled to fifteen days of paid vacation during each twelve months of full-time employment and to customarily paid holidays as provided to other employees of the Company generally. Up to fifteen days of accrued, but unused, vacation in any twelve-month period shall carry forward to subsequent periods of employment. Details regarding vacation, sick, and holiday pay are set forth in and governed by the Company’s employee handbook.

4.3 Employee shall be reimbursed for all reasonable and necessary expenses incurred by Employee in Employee’s performance of Employee’s duties and responsibilities hereunder. Prior to receiving such reimbursement, Employee shall submit documentation and receipts for such expenses in sufficient detail for deduction by the Company as an expense.

4.4 In order to facilitate Employee’s permanent relocation to the Atlanta metropolitan area, the Company will provide Employee with the relocation benefits as described on Exhibit C attached. For any amounts reimbursable to Employee, the Company must receive proper documentation of such amounts prior to reimbursement. In the event Employee voluntarily terminates his employment with the Company prior to June 14, 2005, Employee shall repay the Company any amount expended under Exhibit C attached within one hundred and eighty day (180) days of Employee’s new employment with another company according to the following schedule:

•	Full repayment if Employee resigns and is immediately employed with another company;

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•	Full repayment if Employee resigns for personal reasons and becomes fully employed within six months of Employee’s termination date; and

•	No repayment if Employee resigns for personal reasons, and Employee is not employed within six (6) months of termination date.

5.	Trade Secrets and Confidential Information.

5.1 “Trade Secret” means information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

5.2 “Confidential Information” means any information not generally known about the Company, including but not limited to business, strategic, scientific, legal and financial information, which, by virtue of the Employee’s position with the Company, may be disclosed to or otherwise come into the possession of Employee.

5.3 Employee covenants and agrees that Employee will treat as confidential and will not use (other than in the performance of Employee’s duties hereunder), or disclose in any manner either during or after the term of Employee’s employment under this Agreement any Trade Secrets or Confidential Information. Employee also agrees that Employee will diligently protect all Trade Secrets and Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.4 All Trade Secrets and Confidential Information which may be disclosed to or otherwise come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Employee agrees that upon the termination of Employee’s employment by the Company, or at any other prior time upon request, Employee will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee’s possession, custody, or control, and any other property belonging to the Company, including electronic media, and will delete any relevant files in Employee’s personal computer.

6.	Inventions.

6.1 The terms and provisions of this Section 6 shall apply only to Inventions (as hereinafter defined) which Employee makes, develops, or conceives, either solely or jointly with others, in the course of Employee’s employment by the Company or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors.

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6.2 Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee’s rights to inventions, improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, Trade Secrets, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, distribution and licensing of antiviral and anticancer agents, immunomodulators and other treatments of chronic or life-threatening diseases (“Inventions”) which, during the term of Employee’s employment by the Company, Employee makes, develops, or conceives, either solely or jointly with others, in the course of such employment or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors. Employee agrees to fully and promptly disclose in writing to the Company any such Inventions as such Inventions from time to time may arise.

6.3 Employee further agrees, without charge to the Company other than reimbursement of Employee’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of the Inventions and to vest title to such Inventions in the Company, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Employee further agrees to give all lawful testimony, including without limitation depositions, during or after the term of Employee’s employment, which may be required in connection with any proceedings involving any Trade Secret, patent or patent application so assigned by Employee.

7.	Noncompete.

7.1 “Territory” means Latin America, South America and North America. Employee acknowledges that the scope of such Territory is reasonable and represents the good faith determination by the Company and Employee as to the initial Territory in which the Company will be doing business with respect to its chemical compounds, eeFTC (Racivir®), D-D4FC (Reverset™), PSI-6130, Pentacept™ (PSI-5996, CS-1220), hepatitis lead compounds and related analogs, and other chemical compounds.

7.2 “Competing Business” means any person or entity which engages in a business substantially the same as the Business of the Company. The “Business of the Company” means the development, production, and distribution of licensing of small molecule antiviral or anticancer agents.

7.3 Without the prior written consent of the Company, during the term of Employee’s employment by the Company and for a period of 18 months after termination of such employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly, within the Territory, on Employee’s own behalf or in the service or on behalf of others, engage in a Competing Business in which Employee provides services which are the same or substantially similar to Employee’s duties as herein described.

7.4 Should Employee violate any provision of Section 7, the Company may cancel any payments or other obligations that would otherwise be due to Employee under Section 2.6.

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8.	Nonsolicitation of Employees.

During Employee’s employment by the Company and for a period of 18 months after the termination of such employment for any reason, Employee will not, without the prior consent of the Company, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others solicit, divert or recruit any employee of the Company to leave such employment or engagement, whether or not such employment is pursuant to a written contract by the Company or at will.

9.	Remedies.

9.1 Employee acknowledges and agrees that by virtue of the duties and responsibilities attendant to Employee’s employment by the Company and the special knowledge of the Company’s affairs, business, clients, and operations, that the Company will have as a consequence of such employment irreparable loss and damage if Employee should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7, or 8 hereof. Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Employee therefore agrees and consents that in addition to any other remedies available to the Company, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in such Sections.

9.2 Nothing contained in this Agreement shall limit, abridge, or modify the rights of the parties under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

10.	Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Company:	Dr. Raymond F. Schinazi, Chairman
Pharmasset, Inc.
1860 Montreal Road
Tucker, Georgia 30084, USA

Employee:	Mr. Peter Schaefer Price
3581 Clay Street
San Francisco, CA 94118, USA

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt request thereof.

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11.	Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The covenants of Employee contained in Sections 5 and 6 shall be binding upon the heirs and legal representatives of Employee.

12.	Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

13.	Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

14.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the Company’s employment of Employee and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

16.	Governing Law and Dispute Resolution.

This Agreement shall be governed by and interpreted under the laws of the State of Georgia, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer and attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to final, binding arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by the Company, one to be appointed by Employee, and one to be appointed by the two arbitrators appointed by Company and Employee. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in a court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both

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parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding.

17.	Confidentiality.

Employee agrees to maintain the confidentiality of the terms and provisions of this Agreement and not disclose such terms and provisions to any party other than Employee’s spouse or advisors, except as otherwise required by law or directed by the Chairman of the Board, the Board of Directors, the Executive Director, or the Company’s legal counsel.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

Pharmasset, Inc.		Peter Schaefer Price
(“Company”)		(“Employee”)

By:	/s/ Raymond F. Schinazi, Ph.D.	/s/ Peter Schaefer Price
Name:	Raymond F. Schinazi, Ph.D.
Title:	Executive Director and Chairman
Date:	June 3, 2004	Date:	June 3, 2004

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EXHIBIT A

Title and Duties of Employee

Title and duties: President and Chief Executive Officer

General Description: The President and CEO will advance the company’s comprehensive business, strategic, scientific and product vision by effectively leveraging Pharmasset’s technology and assets to maximize value to its shareholders. The President and CEO will provide leadership for the execution of the strategy. In addition, the President and CEO will position Pharmasset with investors and corporate partners to ensure sufficient resources (financial, human, technical) are available to grow shareholder value.

You will report to, become a member of, and work under the direction of the Board of Directors of the Company. Either directly or indirectly, all the employees of Pharmasset will report to you.

Primary Responsibilities include:

•	Work closely with the Board of Directors, Chief Scientific Officer (CSO), Chief Financial Officer (CFO), Pharmasset management team and senior scientists and advisors on developing and executing corporate strategy that will build shareholder value;

•	Oversee, add value to, review and make changes to the policies and procedures regarding the day-to-day operations of the company, including infrastructure development, fundraising, business development, human resources, legal, general business, marketing, financial, technology, scientific/laboratory operations, and other functions;

•	Leverage your pharmaceutical industry and venture capital network to recruit additional senior management and make new business contacts for Pharmasset;

•	Identify, negotiate, engage, and maintain new strategic partnerships, scientific collaborations, and investor relationships;

•	Develop commercialization strategies for all aspects of the business;

•	Develop strategies related to technology licensing efforts and help Pharmasset advance compounds that are dormant in the pipeline or help “sell/license” underutilized, but potentially valuable technologies;

•	Review, provide input, and establish achievable timelines and budgets for Pharmasset’s business, scientific/clinical and legal activities;

•	Negotiate on behalf of the company on various business, scientific, and other matters;

•	Travel to meet collaborators/investors and prepare strategic reports;

•	Direct the senior management team of the company in fundraising activities, information gathering and data reporting to the SEC (or international equivalent) for an Initial Public Offering;

•	Responsible for evaluating and making necessary changes to the general Human Resources, compensation, and incentive policies for the Company and its employees, including but not limited to the Stock Plan, Employee Handbook, and benefits plans;

•	Act as a public relations person for the company, and represent the company at local, national and international events.

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•	Responsible for all financial aspects of the Company. You will work with the CFO on the financial performance management, including the analysis of budgeted to actual results and recommendations for improvement;

•	Work with the CSO, regulatory officer, and project manager to successfully manage Reverset™, Racivir®, and/or HCV preclinical and clinical efforts, including IND and NDA filings;

•	Work with the CSO and senior scientific staff to establish research objectives, provide sufficient resources for achieving those objectives and measure and monitor the progress against the objectives;

•	Evaluate the patent strategy for the company and become familiar with all of the IP holdings of the company; and

•	Other duties as deemed appropriate by the Board of Directors.

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EXHIBIT B

Benefits

The Company offers its employees the following benefits:

•	health insurance;

•	dental insurance;

•	$50,000 life insurance and accidental death & disability insurance;

•	short term disability coverage;

•	voluntary long term disability insurance;

•	401K plan.

In addition, Pharmasset will provide for:

•	A high-speed Internet connection for your home;

•	A high-end portable computer, a printer, and a modern cellular phone with a national service plan, all of which shall remain the property of the Company.

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EXHIBIT C: RELOCATION TERMS

Pharmasset will provide the following relocation

House hunting trip	• Two (2) trips (maximum of 5 days, excluding travel) for employee, spouse, and immediate family members. This includes round-trip travel, lodging, meals and local transportation

Temporary Living

•      Reimbursement for temporary living accommodations for up to 6 months. Temporary living will be coordinated through the Company

•      Up to $3,000/month housing allowance maximum

•      If needed, use of a rental car until personal automobile arrives

Moving of Household Goods

•      The Cost of packing, crating, insuring, movement and unpacking of normal household good. No weight limit.

•      The cost of moving one car from San Francisco and one boat from Wisconsin, provided the cost of such is no greater than moving two cars from San Francisco

•      Temporary storage for up to 12 months

•      Excludes items not normally moved (e.g., RV’s, boats, perishables, firewood, house plants, pets, hobby equipment, articles of extraordinary value (jewelry, precious stones, etc.).

Travel To New Location	• By air: One-way coach • By auto: at $.0375/mile

Sale of Primary Residence in California

•      Reasonable and customary fees associated with the sale of your primary residence in California will be reimbursed, such as commission (not to exceed 6%, see below), inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by seller.

•      The Commission on the sale of your California house will be equal to 6% of the purchase price of your newly purchased home within the first twelve (12) months of your employment in either Atlanta or a new location of the Company, whichever is more valuable.

Purchase of Primary Residence

•      Reasonable and customary fees associated with the purchase of a primary residence will be reimbursed such as costs of inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by purchaser.

•      Company shall pay all reasonable loan origination fees associated with the purchase of your primary residence.

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Reimbursement Documentation	• All reimbursements herein shall be based on submission of appropriate documentation.

Secondary Relocation

•      In the event, Pharmasset determines that the company relocate its entire organization or corporate headquarters to another state, the company (within 12 months) will reimburse you for the same costs associated with your transition to the new location as outlined above for your relocation to Atlanta.

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EXHIBIT D

Disclosure of Existing Business Services for any Other Person or Entity

•	None

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